Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

MEDIVATION, INC.

MEDIVATION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is Medivation, Inc. (the “Corporation”).

SECOND: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 19, 1995, as restated on June 12, 1996, as further restated on October 17, 2013.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Restated Certificate of Incorporation as follows:

The first sentence of Article the FOURTH of the Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended and restated to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock of which the Corporation shall have the authority to issue is 341,000,000, of which 340,000,000 shall be shares of Common Stock, par value $0.01 per share, and 1,000,000 shall be Preferred Stock, par value $0.01 per share.”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, MEDIVATION, INC. has caused this Certificate of Amendment to be signed by its Chief Financial Officer this 18th day of June, 2015.

MEDIVATION, INC.

By:	/s/ Richard A. Bierly
Richard A. Bierly
Chief Financial Officer (Principal Financial and Accounting Officer)